SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets as at December 31, 2007 and 2006	2

Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2007 and 2006, and Cumulative for the Period from June 15, 1996, [Date of Inception] Through to December 31, 2007

3-4

Consolidated Statements of Stockholders' Equity Cumulative for the Period from June 15, 1996, [Date of Inception] Through to December 31, 2007	5-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007 and 2006, and Cumulative for the Period from June 15, 1996, [Date of Inception] Through to December 31, 2007	8-9

Notes to the Consolidated Financial Statements	10-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of
Silver Dragon Resources Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Silver Dragon Resources Inc. and Subsidiaries (a Delaware corporation in the exploration stage) as of December 31, 2007 and 2006, and the  consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2007, and cumulative from inception (June 15, 1996) through to December 31, 2007, except as explained as follows: we did not audit the cumulative data from June 15, 1996 to December 31, 2004. The cumulative data was audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts in the cumulative data through December 31, 2004, is based solely on the report of other auditors.  These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silver Dragon Resources Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has experienced operating losses since inception and has no long term contracts related to its business plans. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in note 19 to the consolidated financial statements, the accompanying consolidated financial statements of the Company as at December 31, 2006 and for the year then ended have been restated. We therefore withdraw our previous reports dated April 24, 2007 and June 22, 2007 on those financial statements originally filed.

Toronto, Canada	SF Partnership, LLP
March 28, 2008	CHARTERED ACCOUNTANTS

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Consolidated Balance Sheets
December 31, 2007 and 2006

	2007	2006
		(Restated, note 19)
ASSETS
Current Assets
Cash and cash equivalents	$193,138	$2,920,592
Other receivables (note 4)	104,217	551,875
Current portion of deferred expenses	1,394,690	681,354
Total Current Assets	1,692,045	4,153,821

Restricted Cash (note 5)	41,217	-
Deferred Expenses	548,435	463,606
Advances to Related Party (note 11)	-	37,771
Plant and Equipment, net (note 6)	813,958	249,092
Mineral Rights (note 8)	9,076,897	6,316,897
Deferred Offering Cost	25,219	50,000

Total Assets	$12,197,771	$11,271,187

LIABILITIES
Current Liabilities
Accounts payable	$1,258,623	$137,110
Accrued liabilities	244,421	494,517
Loan payable (note 9)	250,000	-
Related party loans payable (note 11)	471,625	28,585
Total Liabilities	2,224,669	660,212

Minority Interest	-	4,241
Commitments and Contingencies (note 15)

STOCKHOLDERS' EQUITY
Capital Stock (note 10)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding	-	-

Common stock, $0.0001 par value, 150,000,000 shares authorized 69,545,988 shares issued and outstanding (2006 – 61,460,533 issued and 61,183,988 outstanding)	6,955	6,146

Additional Paid-in Capital (note 10)	32,183,963	22,360,593
Treasury Stock (note 10)	-	(392,830)
Stock Subscriptions	115,000	449,000
Deficit Accumulated During the Exploration Stage	(22,313,113)	(11,814,613)
Accumulated Comprehensive Loss	(19,703)	(1,562)
Stockholders' Equity	9,973,102	10,606,734

Total Liabilities and Stockholders' Equity	$12,197,771	$11,271,187

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2007 and 2006, and
Cumulative for the Period from June 15, 1996 [date of inception]
Through to December 31, 2007

			For the period from
			June 15, 1996
			[date of inception]
	2007	2006	to December 31,
		(Restated, note 19)	2007
			(unaudited)

Revenues	$-	$-	$64,888

Cost of Revenues	-	-	74,482

Gross Loss	-	-	(9,594)

Operating Expenses
General and administrative	7,473,836	5,992,431	16,338,776
Exploration	3,012,981	2,226,696	5,239,677
Development (non-mining)	-	-	60,000
Total Operating Expenses	10,486,817	8,219,127	21,638,453

Loss From Continuing Operations	(10,486,817)	(8,219,127)	(21,648,047)

Other Income (Expenses)
Interest expense	(15,924)	(36,517)	(36,517)
Interest income – related parties	-	-	15,905
Interest expense - related parties	-	-	(24,346)
Settlement with Cyper Entertainment, Inc.	-	-	(80,000)
Loss on disposal of asset	-	-	(15,371)
Loss on investment	-	-	(61,240)
Loss on sale of marketable securities	-	(389,365)	(389,365)
Other income (expense)	-	6,776	(24,398)
Total Other Income (Expenses)	(15,924)	(419,106)	(615,332)

Net Loss Before Income Tax	$(10,502,741)	$(8,638,233)	$(22,263,379)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2007 and 2006, and
Cumulative for the Period from June 15, 1996 [date of inception]
Through to December 31, 2007 (cont'd)

			For the period from
			June 15, 1996
			[date of inception]
	2007	2006	to December 31,
		(Restated, note 19)	2007
			(unaudited)

Net Loss Before Income Tax (carried forward)	$(10,502,741)	$(8,638,233)	$(22,263,379)

Provision for Income Taxes
Current	-	-	-
Deferred	-	-	-

Net Loss From Continuing Operations, After Tax	(10,502,741)	(8,638,233)	(22,263,379)

Minority Interest	4,241	248,780	253,021

Loss From Discontinued Operations
Loss from discontinued operations (net of tax)	-	(302,755)	(302,755)

Net Loss From Discontinued Operations	-	(302,755)	(302,755)

Net Loss	(10,498,500)	(8,692,208)	(22,313,113)

Foreign exchange adjustment	(18,141)	(1,562)	(19,703)

Comprehensive Loss	$(10,516,641)	$(8,693,770)	$(22,332,816)

Net loss per common share – basic and diluted	$(0.16)	$(0.17)

Net loss on continuing operations per common share – basic and diluted	$(0.16)	$(0.17)

Weighted average number of common shares outstanding – basic and diluted	64,641,270	49,936,892

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Stockholders' Equity
Cumulative for the Period from June 15, 1996 [date of inception]
Through to December 31, 2007

	Common Stock			Deficit
	Number		Additional	During the	Accumulated		Accumulated	Total
	of		Paid-in	Exploration	Stock	Treasury	Comprehensive	Stockholders'
	Shares	Amount	Capital	Stage	Subscription	Stock	Loss	Equity

Shares issued to founder for cash	333,334	$33	$967	$-	$-	$-	$-	$1,000
Shares issued to founders for services	55,000	6	159	-	-	-	-	165
Shares issued for investment in CECK	50,000	5	37,495	-	-	-	-	37,500
Shares issued to purchase subsidiary	350,000	35	70	(1,060)	-	-	-	(955)
Shares issued for cash	13,333	1	9,999	-	-	-	-	10,000
Net Loss, 1996	-	-	-	(14,198)	-	-	-	(14,198)

Balance, December 31, 1996 (unaudited)	801,667	80	48,690	(15,258)	-	-	-	33,512
					-	-
Shares issued for cash	37,333	4	28,896	-	-	-	-	28,900
Shares issued for services	46,333	5	34,745		-	-		34,750
Shares issued for vehicle	33,333	3	24,997	-	-	-	-	25,000
Net Loss, 1997	-	-	-	(142,622)	-	-	-	(142,622)

Balance, December 31, 1997 (unaudited)	918,666	92	137,328	(157,880)	-	-	-	(20,460)

Shares issued for cash	58,667	6	49,995	-	-	-	-	50,001
Shares issued for vehicle	10,667	1	7,999	-	-	-	-	8,000
Net loss, 1998	-	-	-	(54,404)	-	-	-	(54,404)

Balance, December 31, 1998 (unaudited)	988,000	99	195,322	(212,284)	-	-	-	(16,863)

Shares issued for cash	151,918	15	56,759	-	(4,000)	-	-	52,774
Shares issued for settlement of debt	16,000	2	8,773	-	-	-	-	8,775
Shares issued for services	36,000	3	126,467	-	-	-	-	126,470
Forgiveness of debt of related party	-	-	23,000	-	-	-	-	23,000
Net loss, 1999	-	-	-	(181,898)	-	-	-	(181,898)

Balance, December 31, 1999 (unaudited)	1,191,918	119	410,321	(394,182)	(4,000)	-	-	12,258

Shares issued for cash	4,296,666	430	667,070	-	(278,539)	-	-	388,961
Shares cancelled for non-payment	(442,433)	(44)	(165,868)	-	153,791	-	-	(12,121)
Shares issued for services	653,667	65	28,365	-	-	-	-	28,430
Shares returned for subscription receivable	(10,667)	(1)	(3,999)	-	4,000	-	-	-
Forgiveness of debt reclassification	-	-	(23,000)	-	-	-	-	(23,000)
Net loss, 2000	-	-	-	(419,296)	-	-	-	(419,296)

Balance, December 31, 2000 (unaudited)	5,689,151	569	912,889	(813,478)	(124,748)	-	-	(24,768)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Stockholders' Equity
Cumulative for the Period from June 15, 1996 [date of inception]
Through to December 31, 2007 (cont'd)

Common Stock			Deficit
Number		Additional	During the	Accumulated		Accumulated	Total
of		Paid-in	Exploration	Stock	Treasury	Comprehensive	Stockholders'
Shares	Amount	Capital	Stage	Subscription	Stock	Loss	Equity

Balance, December 31, 2000 (carried forward)	5,689,151	569	912,889	(813,478)	(124,748)	-	-	(24,768)
					-	-
Shares issued for services	879,415	88	59,814	-	-	-	-	59,902
Shares issued for consulting agreement	300,000	30	29,970	-	-	-	-	30,000
Cash received for subscription receivable	-	-	-	-	124,748	-	-	124,748
Other adjustment	-	-	-	1	-	-	-	1
Net loss, 2001	-	-	-	(339,546)	-	-	-	(339,546)

Balance, December 31, 2001 (unaudited)	6,868,566	687	1,002,673	(1,153,023)	-	-	-	(149,663)

Shares issued for cash	400,000	40	17,960	-	-	-	-	18,000
Shares issued for services - related party	1,100,833	110	32,390	-	-	-	-	32,500
Shares issued for the settlement of related party advances	370,000	37	66,619	-	-	-	-	66,656
Shares issued for the settlement of related party advances	116,118	12	23,212	-	-	-	-	23,224
Shares issued for the settlement of related party advances	2,233,333	223	46,777	-	-	-	-	47,000
Shares issued for the reverse acquisition of Cyper	20,000,000	2,000	-	-	-	-	-	2,000
Shares issued in relation to the reverse acquisition of Cyper	4,000,000	400	119,600	-	-	-	-	120,000
Shares rescinded for the cancellation of the reverse acquisition of Cyper	(20,000,000)	(2,000)	-	-	-	-	-	(2,000)
Shares issued for settlement of cancellation of Cyper reverse acquisition	250,000	25	17,475	-	-	-	-	17,500
Shares issued for settlement of advances made for the Cyper settlement	1,388,889	139	62,361	-	-	-	-	62,500
Shares cancelled in lieu of issuance of warrants for past services rendered	(1,912,748)	(191)	-	-	-	-	-	(191)
Stock warrants issued for services – related party	-	-	31,000	-	-	-	-	31,000
Stock warrants exercised by management	3,255,880	326	-	-	-	-	-	326
Cancellation of shares issued in prior years	(65,467)	(7)	7	-	-	-	-	-
Net loss, 2002	-	-	-	(570,874)	-	-	-	(570,874)

Balance, December 31, 2002 (unaudited)	18,005,404	1,801	1,420,074	(1,723,897)	-	-	-	(302,022)

Shares issued for the settlement of related party advances	4,861,111	486	149,514	-	-	-	-	150,000
Shares issued for the settlement of accounts payable for services performed	66,300	7	1,319	-	-	-	-	1,326
Shares returned as a result of clerical error in a prior year	(66,300)	(7)	(1,319)	-	-	-	-	(1,326)
Net loss, 2003	-	-	-	(414,601)	-	-	-	(414,601)

Balance, December 31, 2003 (unaudited)	22,866,515	2,287	1,569,588	(2,138,498)	-	-	-	(566,623)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Stockholders' Equity
Cumulative for the Period from June 15, 1996 [date of inception]
Through to December 31, 2007 (cont'd)

Common Stock			Deficit
Number		Additional	During the	Accumulated		Accumulated	Total
of		Paid-in	Exploration	Stock	Treasury	Comprehensive	Stockholders'
Shares	Amount	Capital	Stage	Subscription	Stock	Loss	Equity

Balance, December 31, 2003 (carried forward)	22,866,515	2,287	1,569,588	(2,138,498)	-	-	-	(566,623)

Shares issued for the settlement of related party advances	575,000	58	24,942	-	-	-	-	25,000
Short swing profits of shareholder	-	-	50,496	-	-	-	-	50,496
Net loss, 2004	-	-	-	(399,028)	-	-	-	(399,028)

Balance, December 31, 2004	23,441,515	2,345	1,645,026	(2,537,526)	-	-	-	(890,155)

Shares issued for cash	7,175,000	717	596,783	-	(9,500)	-	-	588,000
Shares issued for services	3,950,000	395	814,105	-	-	-	-	814,500
Shares issued for property acquisition	1,3500,000	135	388,365	-	-	-	-	388,500
Shares issued for the settlement of accounts payable to related party for services performed	3,254,018	325	813,180	-	-	-	-	813,505
Cancelled stock returned to company	(3,500,000)	(350)	(724,650)	-	-	-	-	(725,000)
Net loss, 2005	-	-	-	(584,879)	-	-	-	(584,879)

Balance, December 31, 2005	35,670,533	3,567	3,532,809	(3,122,405)	(9,500)	-	-	404,471

Shares issued for cash	13,050,000	1,305	5,155,164	-	458,500	-	-	5,614,969
Shares issued for services	4,180,000	418	2,763,952	-	-	-	-	2,764,370
Shares issued for property acquisition	6,560,000	656	4,728,089	-	-	-	-	4,728,745
Shares issued for the settlement of accounts payable to related party for services performed	2,000,000	200	1,302,780	-	-	-	-	1,302,980
Warrants issued for cash	-	-	4,734,031	-	-	-	-	4,734,031
Warrants issued for services	-	-	207,005	-	-	-	-	207,005
Share issuance costs	-	-	(63,237)	-	-	-	-	(63,237)
Treasury stock	-	-		-	-	(392,830)	-	(392,830)
Other comprehensive loss	-	-	-	-	-	-	(1,562)	(1,562)
Net loss, 2006	-	-	-	(8,692,208)	-	-	-	(8,692,208)

Balance, December 31, 2006 (restated, note 19)	61,460,533	6,146	22,360,593	(11,814,613)	449,000	(392,830)	(1,562)	10,606,734

Shares issued for cash	2,989,000	299	1,448,681	-	(499,000)	-	-	949,980
Shares issued for related party debt settlement	500,000	50	424,950	-	-	-	-	425,000
Shares issued for services	2,868,000	286	2,741,764	-	-	-	-	2,742,050
Shares issued for property acquisition	2,000,000	200	2,659,800	-	-	-	-	2,660,000
Shares issued for cash pursuant to exercise of share purchase warrants	5,000	1	3,999	-	-	-	-	4,000
Shares issued for settlement	-	-	(165,000)	-	165,000	-	-	-
Treasury stock (note 10)	(276,545)	(27)	(392,803)	-	-	392,830	-	-
Warrants issued for cash	-	-	1,540,020	-	-	-	-	1,540,020
Warrants issued for related party debt settlement	-	-	75,000	-	-	-	-	75,000
Warrants issued for services	-	-	1,102,000	-	-	-	-	1,102,000
Options issued	-	-	459,959	-	-	-	-	459,959
Share issuance costs	-	-	(75,000)	-	-	-	-	(75,000)
Other comprehensive loss	-	-	-	-	-	-	(18,141)	(18,141)
Net loss, 2007	-	-	-	(10,498,500)	-	-	-	(10,498,500)

Balance, December 31, 2007	69,545,988	$ 6,955	$ 32,183,963	$ (22,313,113)	115,000	-	$ (19,703)	$ 9,973,102

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006, and
Cumulative for the Period from June 15, 1996 [date of inception]
Through to December 31, 2007

			For the period
			from June 15, 1996
			[date of inception]
	2007	2006	to December 31,
		(Restated, note 19)	2007
			(unaudited)
Cash Flows from Operating Activities
Net loss from continuing operations	$(10,498,500)	$(8,692,208)	$(22,313,113)
Net loss from discontinued operations	-	302,755	302,755
Net loss	(10,498,500)	(8,389,453)	(22,010,358)
Adjustments for:
Depreciation	115,918	14,497	171,902
Settlement of debt, net	-	-	(19,052)
Shares issued for services	1,994,157	3,003,787	5,810,017
Warrants issued for services	1,561,959	178,768	1,740,727
Deferred offering costs	50,000	-	50,000
Minority interest	(4,241)	(248,780)	(253,021)
Settlement of Cyper reverse acquisition	-		80,000
Write-down of assets	-	-	61,422
Impairment of investment	-	-	61,240

Changes in non-cash working capital:
Other receivables	434,935	(554,541)	(119,606)
Deferred expenses	(50,272)	(81,397)	(126,412)
Accounts payable	1,089,638	38,129	1,352,393
Accrued liabilities	(242,988)	456,439	213,586
Accrued office compensation	-	-	709,500
Inventories	-	-	(28,570)
Net Cash Used in Operating Activities	(5,549,394)	(5,582,551)	(12,306,172)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006, and
Cumulative for the Period from June 15, 1996 [date of inception]
Through to December 31, 2007 (cont'd)

			For the period from
			June 15, 1996
			[date of inception]
	2007	2006	to December 31,
		(Restated, note 19)	2007
			(unaudited)
Cash Flows from Investing Activities
Investments in mineral rights	(100,000)	(1,290,781)	(1,554,877)
Acquisition of plant and equipment	(661,435)	(264,863)	(972,028)
Investment in other	-	-	(21,221)
Proceeds from sale of equipment	-	-	500
Net Cash Used in Investing Activities	(761,435)	(1,555,644)	(2,547,626)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	2,994,000	10,349,000	14,468,516
Share issuance costs	(75,000)	(35,000)	(110,000)
Purchase of treasury shares	-	(392,830)	(392,830)
Deferred offering costs	(25,219)	(50,000)	(75,219)
Related party advances	480,811	-	480,811
Repayments of related party advances	-	(65,707)	(139,077)
Related party loans received	250,000	-	250,000
Restricted cash	(41,217)	-	(41,217)
Minority interest	-	253,021	253,021
Payment of notes payable	-	-	3,581
Proceeds from issuance of notes payable	-	-	(21,507)
Advances payable related party	-	-	245,649
Cash over draft	-	-	460
Proceeds from subscriptions receivables, net	-	-	124,748
Net Cash Provided by Financing Activities	3,583,375	10,058,484	15,046,963

Change in Cash and Cash Equivalents	(2,727,454)	2,920,289	193,138

Cash and Cash Equivalents - beginning of period	2,920,592	303	-

Cash and Cash Equivalents - end of period	$193,138	$2,920,592	$193,138

Represented by:
Cash	$193,138	$2,920,592	$193,138
Cash equivalents	$-	$-	$-
	$193,138	$2,920,592	$193,138

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

1.

Nature of Business and Basis of Presentation

Silver Dragon Resources Inc. ("SDR") a Delaware corporation, incorporated on May 9, 1996. SDR is headquartered in Ontario, Canada and operates primarily in the United States, Mexico and China. On June 15, 1996, SDR acquired all of the outstanding stock of California Electric Automobile Co., Inc. ("CEAC"), a California corporation incorporated on November 14, 1995.

The Company and its subsidiaries (the "Company")  are in the exploration stage as defined in Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No.7. "Accounting and Reporting For Development Stage Enterprises." To date, the Company has generated minimal sales and has devoted its efforts primarily to developing its products, implementing its business strategy and raising working capital through equity financing or short-term borrowings.

The Company's mission is to acquire and develop a portfolio of silver properties in proven silver districts globally.

2.

Going Concern and Exploration Stage Activities

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. The Company incurred a net loss of $10,498,500 (2006 - $8,692,208) for the year and has accumulated losses since inception of $22,313,113 (2006 - $11,814,613). The Company's continuation as a going concern is uncertain and dependant on successfully bringing its product to market, achieving future profitable operations and obtaining additional sources of financing to sustain its operations. In the event the Company cannot obtain the necessary funds, it will be necessary to delay, curtail or cancel the further exploration of its products and services. The Company is currently in discussions with several parties in an attempt to raise debt and for equity to increase general working capital, finance existing obligations, and fund future exploration programs. There can be no assurance the Company can successfully raise monies, and these matters raise some doubt about the Company's ability to continue as a going concern.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.

Summary of Significant Accounting Policies

a)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, CEAC, Silver Dragon Mining De Mexico S.A. de C.V ("Silver Dragon Mexico") and its 90% ownership in Sanhe Sino-Top Resources and Technologies, Ltd ("Sino-Top") a limited liability company and joint venture organized under the laws of the People’s Republic of China. All significant inter-company balances and transactions have been eliminated on consolidation.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

3.

Summary of Significant Accounting Policies (cont'd)

b)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results may ultimately differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become available.

c)

Cash and Cash Equivalents

The Company considers cash deposits held in financial institutions and all highly liquid investments with original maturities of three months or less at the time of purchase to be cash and cash equivalents.

d)

Mineral Rights

The Company records its interest in mineral rights at cost. Accordingly, all costs associated with acquisition, exploration and development of mineral reserves, including directly related overhead costs, are capitalized and are subject to ceiling tests to ensure the carrying value does not exceed the fair value.

All capitalized costs of mineral properties subject to amortization and the estimated future costs to develop proven reserves are amortized using the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major exploration and development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the capitalized cost of the property will be added to the costs to be amortized. The Company presently has no proven reserves. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if the carrying values can be recovered. If the carrying values exceed estimated recoverable values, then the costs are written-down to fair values with the write-down expensed in the period.

e)

Deferred Expenses

Consist of those expenses which derive benefit for the Company in the future and are deferred until such time as the benefit is realized.

f)

Revenue Recognition

The Company has not earned revenues from its planned principal operations. Revenues incidental to the planned principal operations have been recognized as follows:

Revenues from the provision of mine exploration services are recognized when the services are performed.

Revenues from the sale of silver are recognized when the product is shipped.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

3.

Summary of Significant Accounting Policies (cont'd)

g)

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

h)

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes" ("SFAS No-190"). Deferred tax assets and liabilities are recorded for differences between the consolidated financial statements and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period, increased or decreased by the change in deferred tax assets and liabilities during the period.

i)

Plant and Equipment

Plant and equipment are stated at cost. Depreciation is based on the estimated useful life of the asset and depreciated annually as follows:

Category	Rate	Method
Computer hardware	30%	declining balance
Computer software	30%	declining balance
Vehicles	20%	declining balance
Office equipment	20%	declining balance
Mine equipment	20%	declining balance
Buildings	20 years	straight line
Leasehold improvements	5 years	straight line

Equipment awaiting installation on site is not depreciated until it is commissioned.

j)

Earnings (Loss) per share

The Company accounts for earnings (loss) per share pursuant to SFAS No. 128, "Earnings per Share", which requires disclosure on the consolidated financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus potentially dilutive securities outstanding for each year. The computation of diluted earnings (loss) per share has not been presented as its effect would be anti-dilutive.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

3.

Summary of Significant Accounting Policies (cont'd)

k)

Impairment of Long Lived Assets

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets", long lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the carrying amounts are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value.

l)

Stock-based Compensation

In accordance with SFAS No. 123(R) (Revised 2004), "Share-Based Payment": ("SFAS No. 123R"), the Company measures and recognizes compensation expense for all stock-based awards made to employees and directors based on the estimated grant date fair value of those awards. SFAS No. 123R also requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The fair value of stock options is calculated using the Black-Scholes option-pricing model.

Prior to January 1, 2006, the Company used the intrinsic value method to account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No.25"), and, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), provided pro forma disclosures of net income and earnings per common share as if the fair value methods had been applied in measuring compensation expense. Under the intrinsic value method, compensation cost for employee stock awards was recognized as the excess, if any, of the deemed fair value for financial reporting purposes of the Company's common stock on the date of grant over the amount an employee must pay to acquire the stock.

For non-employee stock-based compensation, the Company uses the fair value method in accordance with SFAS No. 123R and Emerging Issues Task Force ("EITF") 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services" ("EITF 96-18").

m)

Foreign Currency Translation

The Company accounts for foreign currency translation pursuant to SFAS No. 52, "Foreign Currency Translation". The Company's functional currency is United States dollars ("USD"). In foreign operations, the local currency is the functional currency, in China it's the Yuan ("RMB") and in Mexico it's the Nuevo Peso ("MXN"). All assets and liabilities are translated into United States dollars using the current exchange rate. Revenues and expenses are translated using the average exchange rates prevailing throughout the year. Translation adjustments are included in other comprehensive income for the period.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

3.

Summary of Significant Accounting Policies (cont'd)

n)

Asset Retirement Obligations

For operating properties, costs associated with environmental remediation obligations are accrued in accordance with SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No 143"). SFAS No. 143 requires the Company to record a liability for the present value of the estimated environmental remediation costs, and the related asset created with it, in the period in which the liability is incurred. The liability will be accreted and the asset will be depreciated over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made.

For non-operating properties, costs associated with environmental remediation obligations are accrued when it is probable that such costs will be incurred and they can be reasonably estimated. Estimates for reclamation and other closure costs are prepared in accordance with SFAS No. 5 "Accounting for Contingencies," or Statement of Position 96-1 "Environmental Remediation Liabilities." Accruals for estimated losses from environmental remediation obligations have historically been recognized no later than completion of the remedial feasibility study for each facility and are charged to provision for closed operations and environmental matters. Costs of future expenditures for environmental remediation are not discounted to their present value unless subject to a contractually obligated fixed payment schedule. Such costs are based on management's current estimate of amounts to be incurred when the remediation work is performed, within current laws and regulations.

Future closure, reclamation and environmental-related expenditures are difficult to estimate, in many circumstances, due to the early stage nature of investigations, and uncertainties associated with defining the nature and extent of environmental contamination and the application of laws and regulations by regulatory authorities and changes in reclamation or remediation technology. Management periodically reviews accrued liabilities for such reclamation and remediation costs as evidence becomes available indicating that the Company's liabilities have potentially changed.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

3.

Summary of Significant Accounting Policies (cont'd)

o)

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board ("FASB")  issued  Statement of Financial Accounting Standards ("SFAS")  No. 157, “Fair Value Measurements” ("SFAS 157") ,which is effective to fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company is currently assessing the potential impact that the adoption of SFAS 157 could have on its  financial statements.

In September 2006, FASB  issued  SFAS No. 158, “Employers' Accounting for Defined Benefit  Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)” ("SFAS 158") . The Company has adopted SFAS 158 except for the requirement to measure plan assets and benefit obligations as of the date of the Company's fiscal year-end statement of financial position which is effective to fiscal years beginning after December 15, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 158 could have on its  financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

3.

Summary of Significant Accounting Policies (cont'd)

In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS No. 159 applies to reporting periods beginning after November 15, 2007.  The Company is currently assessing the potential impact that the adoption of SFAS 159 could have on its  financial statements.

In April 2007, the FASB issued  a  FASB Statement Postion ("FSP")  on FASB Interpretation ("FIN") 39-1 ("FIN 39-1") which modfies FIN 39, “Offsetting of Amounts relating to Certain Contracts” (“FIN 39”).  FIN 39-1 addresses whether a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with FIN 39.  Upon adoption of this FASB Staff Positon (“FSP”), a reporting entity shall be permitted to change its accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements.  The guidance in this FSP is effective for fiscal years beginning after November 15, 2007.  The Company is currently assessing the potential impact of implementing this standard.

In December 2007, FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141(R)"). This statement replaces SFAS No. 141, "Business Combinations" and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)'s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) amends SFAS No. 109, "Accounting for Income Taxes", to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS 142, "Goodwill and Other Intangible Assets", to, among other things, provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 141(R) could have on its financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

3.

Summary of Significant Accounting Policies (cont'd)

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 160 could have on its  financial statements.

In February 2008, FASB issued FASB Staff Position (“FSP”) on SFAS No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP SFAS 140-3”).  The objective of this FSP is to provide guidance on accounting for a transfer of a financial asset and a repurchase financing.  This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” ("SFAS 140").  However, if certain criteria are met, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under SFAS No. 140.  FSP SFAS 140-3 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within these fiscal years.  Earlier application is not permitted.  The Company is currently reviewing the effect, if any; the proposed guidance will have on its  financial statements.

In February 2008, FASB issued FSP SOP 07-1-1, “Effective Date of AICPA Statement of Position 07-1” (“SOP 07-1-1”).  SOP 07-1-1 delays indefinitely the effective date of AICPA Statement of Position 07-1, “Clarification of the Scope of the Audit  and  Accounting  Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies'' ("SOP No. 07-1").  SOP No. 07-1 clarifies when an entity may apply the provisions of the Guide.  Investment companies that are within the scope of the Guide report investments at fair value;  consolidation  or  use  of  the equity method for investments  is  generally  not  appropriate.  SOP No.  07-1 also addresses the retention of specialized investment company accounting by a parent company in consolidation or by an equity method investor.  The Company is currently reviewing the effect, if any; the proposed guidance will have on its financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

3.

Summary of Significant Accounting Policies (cont'd)

In February 2008, FASB issued FSP SFAS No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP SFAS 157-1”).  FSP SFAS 157-1 amends SFAS 157 to exclude FASB Statement No. 13, "Accounting for Leases" , and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under FASB Statement No. 13.  However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under FASB Statement No. 141, “Business Combinations”, or FASB Statement No. 141 (revised 2007), "Business Combinations", regardless of whether those assets and liabilities are related to leases.  FSP SFAS 157-1 is effective upon the initial adoption of SFAS 157.

In February 2008, FASB issued FSP SFAS No. 157-2, “Effective date of FASB Statement No. 157” (“FSP SFAS 157-2”).  FSP SFAS 157-2 delays the effective date of SFAS No. 157, “Fair Value Measurement” to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.

In March 2008, FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 161 could have on its financial statements.

p)

Comparative Information

Certain comparative figures have been reclassified to conform to the current year's consolidated financial statement presentation.

4.

Other Receivables

Other receivables are net of allowance for doubtful amounts of $254,436 (2006 - $ Nil). The allowance for doubtful amounts was determined based on managements' best estimate of the collectability of the receivables.

5.

Restricted Cash

Restricted cash consists of a mandatory deposit held as security under workers' safety provisions of the Peoples' Republic of China. The Company can withdraw the interest; however the principal will remain on deposit for the duration of the life of the mining property.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

6.

Plant and Equipment, net

		Accumulated	2007	2006
	Cost	Depreciation	Net book value	Net book value
Computer hardware	$137,847	$57,370	$80,477	$62,904
Computer software	45,122	-	45,122	-
Vehicles	170,325	60,991	109,334	103,322
Office equipment	69,532	9,971	59,561	24,218
Mine equipment	349,303	43,602	305,701	29,243
Buildings	41,372	2,069	39,303	29,405
Leasehold improvements	195,667	21,208	174,459	-
	$1,009,168	$195,210	$813,958	$249,092

The Company did not claim any depreciation on the computer software as it has not been commissioned.

7.

Business Acquisition

On November 9, 2006 the Company concluded its acquisition of 60% of the assets of Sino-Top for consideration of $3,478,000. The consideration comprised of 4,000,000 restricted shares valued at approximately $0.71 per share and cash of $650,000. The operations of Sino-Top during the period from November 9, 2006 through to December 31, 2006 are included in the determination of consolidated operating loss. The consideration was allocated based on the estimated fair values on the acquisition date as follows:

Consideration Given:

Cash and restricted common shares	$ 3,478,000
Net Assets acquired at fair value:
Cash	145,199
Accounts Receivable	144,625
Advances to Supplier	225,000
Fixed Assets	149,565
Liabilities Assumed	(31,835)
Minority Interest	(253,106)
Mineral Rights	3,098,552
Net assets acquired at fair value	$ 3,478,000

8.

Mineral Rights

		Cerro Las	Linear
	Sino-Top	Minitas	Gold
	China	Mexico	Mexico	Total

Balance at January 1, 2006	$372,500	$-	$227,626	$600,126
Expenditures during year	3,098,562	2,845,845	75,129	6,019,526
Discontinued Operations	-	-	(302,755)	(302,755)
Balance at December 31, 2006	$3,471,052	$2,845,845	$-	$6,316,897
Expenditures during year	2,660,000	100,000	-	2,760,000
Balance, December 31, 2007	$6,131,052	$2,945,845	$-	$9,076,897

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

8.

Mineral Rights (cont'd)

Sino-Top, China

On April 14, 2005, the Company entered into a joint venture agreement with Sino Silver Corp. ("Sino Silver"), whereby the Company acquired 50% of Sino Silver's interest in the distributions from Sino-Top that were attributable to the Aobaotugounao mining property located in the Erbaohuo Silver District in Northern China. Sino Silver then owned 60% equity interest in Sino-Top and Sino Top owned exploratory and licensing rights to certain mining properties in The People's Republic of China, including the Aobaotugounao property. Under the terms of the joint venture agreement, the Company paid Sino Silver $150,000 on closing date along with 250,000 restricted common stock of the Company valued at $67,500. The closing costs also included finder's fee incurred through the issuance of 500,000 restricted common stock of the Company to an individual valued at $155,000. The pending commitments of the Company to Sino Silver under the terms of the joint venture agreement, an additional payment of $200,000 and an additional issuance of 250,000 restricted common stock of the Company, were cancelled following the asset purchase agreement dated March 16, 2006.

On March 16, 2006, the Company entered into an Asset Purchase Agreement with Sino Silver wherein Sino Silver agreed to sell its 60% equity interest in Sino-Top to the Company. The purchase price consisted of $650,000 in cash and 4,000,000 restricted common stock of the Company valued at $2,828,000. The transactions were concluded on November 9, 2006.

On March 19, 2007, the Company entered into an agreement with certain individuals to acquire an additional 30% ownership interest in Sino-Top, increasing its total equity position from 60% to 90%, in exchange for 2,000,000 restricted common stock of the Company valued at $2,660,000. On May 16, 2007 the Company received the certificate of approval from the Ministry of Commerce in China to increase its ownership and released the shares held in escrow.

To date, all mineral property and rights acquisition costs are capitalized and all exploration and development costs are expensed.

Cerros Las Minitas, Mexico

On March 1, 2006, the Company's wholly-owned subsidiary, Silver Dragon Mexico entered into an agreement with Jaime Muguiro Pena wherein Mr. Pena assigned to Silver Dragon Mexico the mining and exploration rights to ten mining concessions in Guadalupe, Durango, Mexico in consideration for the payment to Mr. Pena of $450,000 and issuance of 450,000 restricted common stock of the Company valued at $456,750.

On March 2, 2006, Silver Dragon Mexico entered into an agreement with Ramon Tomas Davila Flores wherein Mr. Flores assigned to Silver Dragon Mexico the mining and exploration rights to five mining concessions in Guadalupe, Durango, Mexico in consideration for the payment to Mr. Flores of $245,000 and issuance of 110,000 restricted common stock of the Company valued at $71,995.

On March 8, 2006, Silver Dragon Mexico entered into an agreement with Minera Real Victoria, S.A. De C.V. ("Minera") for the assignment to Silver Dragon Mexico the mining and exploration rights to a mining concession known as "Puro Corazon" in Guadalupe, Durango, Mexico. On March 9, 2006, Silver Dragon Mexico obtained the consent of the owner of the concession, Silvia Villasenor Haro, for the assumption of mining and exploration rights from Minera.

The consideration payable to Minera for the assignment of rights consisted of $400,000 and the issuance of 2,000,000 restricted common stock of the Company valued at $1,372,000. In accordance with the terms of the agreement with Minera $200,000 was paid in 2006; $100,000 was due and paid in March 2007; and the final installment of $100,000 will be due for payment on March 8, 2008. As of March 28, 2008, the amount due for payment remains outstanding.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

8.

Mineral Rights (cont'd)

The consideration paid by Silver Dragon Mexico to Silvia Villasenor Haro, for consenting to the assignment of rights from Minera, was $50,000. In addition, the exploration rights agreement was amended as follows:

i)

The consideration to be paid to the owner for granting the exploration rights shall be $1.50 per ton of economic ore that is extracted from the mine, due and payable monthly, effective six months from the date of execution of the agreement, at a guaranteed minimum of $3,500 per month regardless of ore extraction.

The Company as of December 31, 2007 has incurred guaranteed minimum commitments in the amount of $56,000 (for the year ended December 31, 2007 - $42,000 and 2006 - $14,000) which are included in exploration expenses.

ii)

Silver Dragon Mexico has the option to purchase the Puro Corazon concession and the price shall be $2,000,000 if exercised within 3 years, or $3,000,000 if exercised within 5 years, from the date of execution of the agreement of consent to assignment of rights.

Linear Gold

On September 7, 2005, the Company entered into a joint venture agreement with Linear Gold Corp., Linear Gold Caribe, S.A. (Linear Gold Corp. and Linear Gold Caribe, S.A. are collectively referred to as "Linear Gold"), and Linear Gold Mexico, S.A. de C.V. ("Linear Mexico").

Linear Mexico, which is wholly-owned by Linear Gold, owns an option to acquire the exploration and exploitation rights to the property known as the Tierra Blanca Property in Durango, Mexico (the "Mexico Property").

Under the agreement, the Company had the option to acquire a 55% interest in the Mexico Property. Following a detailed exploration and evaluation of the property the Company's geologists recommended that the pursuit of the joint venture with Linear Gold be terminated. On August 4, 2006, the Company provided notice to Linear Gold that it would be discontinuing its exploration of the Mexico Property, thereby terminating the Company's obligations to Linear Gold. The investment of $302,755 in the joint venture was written off as discontinued operations.

9.

Loan Payable

The loan payable in the amount of $250,000 is from an individual unrelated to the Company. The loan payable is unsecured, non-interest bearing and due on demand.

10.

Capital Stock

Stock Issuances

On January 10, 2006 the Company issued 300,000 shares of the Company's restricted common stock to a company, pursuant to a three month investor relations services contract dated January 10, 2006, for fair value of $184,190.

On January 10, 2006 the Company issued 200,000 shares of the Company's restricted common stock to a company, in partial fulfillment of obligations under an investor relations services contract dated December 8, 2005, for fair value of $129,570.

On January 10, 2006 the Company issued 1,000,000 shares of the Company's restricted common stock to a company controlled by a director of the Company, pursuant to the terms of an Employment Agreement dated November 15, 2005 with that sole director as the CEO of the Company, for fair value of $647,850.

On January 11, 2006 the Company issued 100,000 shares of the Company's restricted common stock to a company, pursuant to a two month investor relations services contract dated January 10, 2006, for fair value of $64,400.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

10.

Capital Stock (cont'd)

On January 19, 2006 the Company issued 300,000 shares of the Company's restricted common stock to an individual, pursuant to a 12 month investor relations services contract dated January 19, 2006, for fair value of $193,200.

On January 19, 2006 the Company issued 500,000 shares of the Company's restricted common stock to an individual, pursuant to a geological services contract dated October 25, 2005, for fair value of $322,000.

On January 25, 2006 the Company closed a private placement totaling 2,500,000 shares of the Company's restricted common stock at $0.10 per share for gross proceeds of $250,000.

On March 1, 2006 the Company issued 1,000,000 shares of the Company's restricted common stock to an individual, pursuant to a two year investor relations services contract dated March 1, 2006, for fair value of $654,500.The amount is being amortized over the service period, of which $327,251 (2006 - $245,437) is included in the statement of operations. Included in the current portion of deferred expenses is $81,812 (2006 - $327,251).

On March 1, 2006 the Company issued 110,000 shares of the Company's restricted common stock to an individual, pursuant to an exploration and mining rights acquisition contract dated March 2, 2006, for fair value of $71,995.

On March 1, 2006 the Company issued 1,000,000 shares of the Company's restricted common stock to a company controlled by a director of the Company, in consideration for its assistance to the Company with the acquisition of mining rights in Mexico, for fair value of $655,130.

On March 1, 2006 the Company issued 1,000,000 shares of the Company's restricted common stock to an individual related to a director of the Company, pursuant to a two year administrative services contract to commence in 2007, for fair value of $654,500. The amount is being amortized over the service period, of which $272,709 (2006 - $ Nil) is included in the statement of operations. Included in the current portion of deferred expenses is $327,251 (2006 - $272,709).

On March 3, 2006 the Company closed a private placement totaling 1,000,000 shares of the Company's restricted common stock at $0.10 per share for gross proceeds of $100,000.

On March 10, 2006 the Company issued 300,000 shares of the Company's restricted common stock to a company, in partial fulfillment of obligations under an investor relations services contract dated December 8, 2005, for fair value of $205,080.

On March 14, 2006 the Company issued 40,000 shares of the Company's restricted common stock to a company, pursuant to a three month investor relations services contract dated March 15, 2006, for fair value of $26,180.

On March 27, 2006 the Company closed a private placement totaling 1,000,000 units at $1.00 per unit for gross proceeds of $1,000,000. Each unit consists of one share of the Company's common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On May 30, 2006 the Company issued 300,000 shares of the Company's restricted common stock to a company, in partial fulfillment of obligations under an investor relations services contract dated December 8, 2005, for fair value of $225,700.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

10.

Capital Stock (cont'd)

On May 30, 2006 the Company closed a private placement totaling 1,350,000 units at $1.00 per unit for gross proceeds of $1,350,000. Each unit consists of one share of the Company's common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On June 9, 2006 the Company issued 2,000,000 shares of the Company's restricted common stock to a company, pursuant to an exploration and mining rights acquisition contract dated March 8, 2006, for fair value of $1,372,000.

On June 9, 2006 the Company issued 100,000 shares of the Company's restricted common stock to a company, pursuant to a twelve month investor relations services contract dated May 16, 2006, for fair value of $77,610.

On June 9, 2006 the Company issued 40,000 shares of the Company's restricted common stock to a company, pursuant to a twelve month investor relations services contract dated May 20, 2006, for fair value of $27,440.

On June 9, 2006 the Company closed a private placement totaling 1,200,000 units at $1.00 per unit for gross proceeds of $1,200,000. Each unit consists of one share of the Company's common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On August 1, 2006, the Company issued 50,000 share purchase warrants to an individual, pursuant to a twelve month investor relations services contract dated August 1, 2006, for fair value of $44,692. The warrants are exercisable at any time during a five year period from August 1, 2006 to purchase 50,000 shares at $0.80 per share.

On August 1, 2006, the Company issued 150,000 share purchase warrants to an individual, pursuant to a geological services contract dated September 13, 2006, for fair value of $134,076. The warrants are exercisable at any time during a five year period from August 1, 2006 to purchase 150,000 shares at $0.80 per share.

On August 8, 2006 the Company issued 4,000,000 shares of the Company's restricted common stock to a company, pursuant to an asset purchase agreement dated March 16, 2006, for fair value of $2,828,000.

On August 18, 2006 the Company issued 450,000 shares of the Company's restricted common stock to an individual, pursuant to an exploration and mining rights acquisition contract dated March 1, 2006, for fair value of $456,750.

On October 13, 2006 the Company closed a private placement totaling 2,513,000 units at $1.00 per unit for gross proceeds of $2,513,000. Each unit consists of one share of the Company's common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On November 1, 2006 the Company closed a private placement totaling 500,000 units at $1.00 per unit for gross proceeds of $500,000. Each unit consists of one share of the Company's common stock; one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from November 7, 2006; and two $1.00 per share purchase warrant exercisable at any time over period of one year from November 7, 2006.

In connection with the private placement that closed on November 1, 2006, the Company paid broker fees in the amount of $35,000 in cash and issued share purchase warrants that will entitle the holder to purchase 17,500 shares of the Company's common stock at an exercise price of $2.00 per share and an additional 17,500 shares of the Company's common stock at an exercise price of $5.00 per share at any time during a two year term commencing November 8, 2006, for a fair value of $28,237. The total compensation of $63,237 has been accounted for as share issuance cost as a reduction to additional paid in capital.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

10.

Capital Stock (cont'd)

On December 29, 2006 the Company closed a private placement totaling 2,987,000 units at $1.00 per unit for gross proceeds of $2,987,000. Each unit consists of one share of the Company's common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On February 5, 2007 the Company closed a private placement totaling 584,000 units at $1.00 per unit for gross proceeds of $584,000. Each unit consists of one share of the Company's common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On April 2, 2007 the Company closed a private placement totaling 230,000 units at $1.00 per unit for gross proceeds of $230,000. Each unit consists of one share of the Company's common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.  As at December 31, 2007, 50,000 of the units remained unsubscribed.

On April 2, 2007 the Company issued 5,000 of the Company's restricted common stock to an individual, pursuant to an administrative services contract dated May 16, 2006, for fair value of $9,100.

On April 2, 2007 the Company issued 50,000 shares of the Company's restricted common stock to an individual, pursuant to an administrative services contract dated August 29, 2006, for fair value of $91,000. The amount is being amortized over the service period, of which $60,667 is included in the statement of operations. Included in the current portion of deferred expenses is $30,333.

On April 2, 2007 the Company issued 100,000 shares of the Company's restricted common stock to certain individuals, pursuant to investor relations services contracts dated March 1, 2007, for fair value of $165,900. The amount is being amortized over the service period, of which $138,250 is included in the statement of operations. Included in the current portion of deferred expenses is $27,650. In accordance with the service contracts, the individuals received 400,000 share purchase warrants, for fair value of $323,000. The warrants are exercisable at any time during a five year period from March 1, 2007 to purchase 200,000 shares at $2.50 per share and 200,000 shares at $3.00 per share.

On April 9, 2007 the Company issued 25,000 shares of the Company's restricted common stock to a company, pursuant to a twelve month investor relations services contract dated April 6, 2007, for fair value of $53,750. The amount is being amortized over the service period, of which $40,313 is included in the statement of operations. Included in the current portion of deferred expenses is $13,437.

On April 30, 2007 the Company issued 5,000 shares of the Company's unrestricted common stock at $0.80 per share upon the exercise of warrants.

On May 2, 2007 the Company issued 38,500 shares of the Company's restricted common stock to a company for services rendered in connection with a private placement, for fair value of $38,500.

On May 22, 2007 the Company closed a private placement totaling 175,000 units at $1.00 per unit for gross proceeds of $175,000. Each unit consists of one share of the Company's common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On June 12, 2007 the Company issued 75,000 shares of the Company's restricted common stock to a company, pursuant to an investor relations services contract dated May 29, 2007, for fair value of $69,000. The amount is being amortized over the service period, of which $40,250 is included in the statement of operations. Included in the current portion of deferred expenses is $28,750.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

10.

Capital Stock (cont'd)

On June 27, 2007 the Company issued 50,000 shares of the Company's restricted common stock to a company, pursuant to a consulting services contract dated June 15, 2007, for fair value of $34,000.

On July 27, 2007 the Company closed a private placement totaling 500,000 units at $1.00 per unit for gross proceeds of $500,000. Each unit consists of one share of the Company's common stock and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

On July 27, 2007 the Company issued 550,000 shares of the Company's restricted common stock to a company, in fulfillment of obligations under an investor relations services contract dated December 8, 2005, for fair value of $638,000.

On August 17, 2007 the Company issued 250,000 of the Company's restricted common stock to an individual, pursuant to an accounting services contract effective July 2, 2007, for fair value of $232,500. The amount is being amortized over the service period, of which $38,750 is included in the statement of operations. Included in the current portion of deferred expenses is $77,500.

On August 17, 2007 the Company issued 500,000 of the Company's restricted common stock to a director, as compensation for his appointment as an officer of the Company, for fair value of $472,500. The amount is being amortized over the service period, of which $59,063 is included in the statement of operations. Included in the current portion of deferred expenses is $157,500.

On October 1, 2007 the Company issued 360,000 of the Company's restricted common stock to a company pursuant an agreement to extend an existing investor relations services contract for an additional year, for fair value of $252,000. This amount will be amortized over the extended service period to commence on May 29, 2008.

On October 10, 2007 the Company issued 500,000 share purchase warrants to a director following an executive appointment, exercisable at $0.75 per share and expiring October 10, 2012, for fair value of $287,000.

On October 19, 2007 the Company issued 500,000 units in the capital of the Company to certain directors or companies controlled by the directors as consideration for the conversion of loans payable in the amount of $500,000. Each unit consists of one common share and one one-half $2.00 per share purchase warrant and one one-half $5.00 per share purchase warrant exercisable within a two year period from October 19, 2007.

On October 19, 2007 the Company issued 180,000 of the Company's restricted common stock as compensation under the terms of an investor relations services contract dated October 10, 2007, for fair value of $122,400. The amount is being amortized over the service period, of which $30,600 is included in the statement of operations. Included in the current portion of deferred expenses is $91,800.

On November 2, 2007 the Company issued 500,000 share purchase warrants as compensation to a new member of the Board of Directors, exercisable at $0.60 per share and expiring November 2, 2012, for fair value of $250,000. The warrants are exercisable at any time during a five year period from November 2, 2007 to purchase 500,000 shares at $0.60 per share.

On November 14, 2007 the Company issued 50,000 share purchase warrants to an individual, pursuant a one-year extension of an investor relations services contract dated August 1, 2006, for fair value of $42,000. The warrants are exercisable at any time during a five year period from November 14, 2007 to purchase 50,000 shares at $0.94 per share.

On November 16, 2007 the Company closed a private placement totaling 500,000 units at $1.00 per unit for gross proceeds of $500,000. Each unit consists of one share of the Company's common stock and one $1.25 per share purchase warrant exercisable at any time over a period of two years from the date of the closing of the private placement.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

10.

Capital Stock (cont'd)

On November 16, 2007 the Company issued 180,000 shares of the Company's restricted common stock to a company, pursuant to an investor relations services contract dated November 14, 2007, for fair value of $154,800.

On December 5, 2007 the Company issued 250,000 share purchase warrants as compensation to a new member of the Board of Directors, exercisable at $0.84 per share and expiring December 5, 2012, for fair value of $176,000.

On December 10, 2007 the Company issued 500,000 shares of the Company's restricted common stock to an individual, pursuant to an investor relations services contract for a one year term, for fair value of $405,000. The amount is being amortized over the service period, of which $33,750 is included in the statement of operations. Included in the current portion of deferred expenses is $371,250.

On December 10, 2007 the Company closed a private placement totaling 1,000,000 units at $1.00 per unit for gross proceeds of $1,000,000. Each unit consists of one share of the Company's common stock and one $1.25 per share purchase warrant exercisable at any time over a period of five years from the date of the closing of the private placement.

On December 14, 2007 the Company issued 4,500 shares of the Company's restricted common stock to an individual for services rendered in connection with a private placement, for fair value of $3,600.

Treasury Stock

In 2006, the Company acquired 276,545 common shares of the Company through a corporation controlled by a director of the Company for $392,830. The shares were returned to the treasury during the current year and cancelled.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

10.

Capital Stock (cont'd)

Warrants

As at December 31, 2007, warrants to purchase 14,969,000 shares were outstanding, having an exercise price between $0.60 and $5.00 per share with an average remaining contractual life of 1.72 years.

		Weighted
	Number of	average exercise
	warrants	price
Balance, January 1, 2006	-	-
Issued during the year	9,785,000	$3.19
Exercised during the year	-	-
Forfeitures during the year	-	-
Expired during the year	-	-
Balance, December 31, 2006	9,785,000	$3.19

Issued during the year	6,189,000	$2.32
Exercised during the year	(5,000)	$0.80
Forfeitures during the year	-	-
Expired during the year	(1,000,000)	$1.00
Balance, December 31, 2007	14,969,000	$2.98

As at December 31, 2007 the range of exercise prices of the outstanding warrants were as follows:

			Weighted
	Number of	Average remaining	average exercise
Range of exercise prices	warrants	contractual life	price
$0.60 - $1.00	1,495,000	4.68 years	$0.73
$1.01 - $2.00	7,287,000	1.58 years	$1.85
$2.01 - $5.00	6,187,000	1.17 years	$4.85

Warrants were valued using the Black-Scholes model, using the weighted average key assumptions of volatility of 118% - 138%, a risk-free interest rate of 3.3% - 4.9%, a term equivalent to the life of the warrant, and reinvestment of all dividends in the Company of zero percent.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

10.

Capital Stock (cont'd)

Options

As at December 31, 2007, options to purchase 552,000 shares were outstanding, having an exercise price between $0.945 and $2.50 per share with an average contractual life of 4.32 years.

Weighted
	Number of	average exercise
	options	price
Balance, January 1, 2006	-	-
Issued during the year	-	-
Exercised during the year	-	-
Forfeitures during the year	-	-
Expired during the year	-	-
Balance, December 31, 2006	-	-

Issued during the year	552,000	$1.10
Exercised during the year	-	-
Forfeitures during the year	-	-
Expired during the year	-	-
Balance, December 31, 2007	552,000	$1.10

As at December 31, 2007 the range of exercise prices of the outstanding options were as follows:

			Weighted
		Average remaining	average exercise
Range of exercise prices	Number of options	contractual life	price
$0.60 - $1.00	500,000	4.63 years	$0.945
$1.01 - $2.00	-	-	$ -
$2.01 - $5.00	52,000	1.38 years	$2.50

During the period, 500,000 stock options, exercisable at a price of $0.945 with a five year period from August 16, 2007, were issued to a director and officer of the Company. These options were valued at $405,000 using the Black-Scholes model, using key assumptions of volatility of 124.79%, a risk-free interest rate of 4.26%, a term equivalent to the life of the options, and reinvestment of all dividends in the Company of zero percent.

During the period, 52,000 stock options, exercisable at a price of $2.50 with a two year period from May 17, 2007 were issued to employees of the Company. These options were valued at $54,959 using the Block-Scholes model, using key assumptions of volatility of 126.08%, a risk-free interest rate of 4.78%, a term life equivalent to the life of the options, and reinvestment of all dividends in the Company of zero percent.

11.

Related Party Transactions and Balances

As at December 31, 2007, the related party loans payable consisted of the following:

	2007	2006

Unpaid Remuneration	$36,000	$-

Loan payable	435,625	28,585

Balance, December 31, 2007	$471,625	$28,585

Loans from directors or companies controlled by directors in the amount of $435,625 are unsecured, non-interest bearing and have no fixed terms of repayment.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

11.

Related Party Transactions and Balances (cont'd)

As at December 31, 2007 $ Nil (2006 - $37,771) has been advanced to a company controlled by a director.

During the year ended December 31, 2007, the Company incurred $288,000 (2006 – $288,000) in management fees payable to a company controlled by a director for services rendered other than in his capacity as director.

During the year ended December 31, 2007, the Company paid $55,000 (2006 – $ Nil) in fees for administrative services to an individual related to a director.

During the year ended December 31, 2007, the Company incurred $36,000 (2006 – $Nil) in fees payable to certain directors for services rendered other than in their capacity as directors.

During the year ended December 31, 2006, an amount of $1,000,000 was advanced in trust to a company controlled by a director of the Company, for the purpose of trading in marketable securities on the Company's behalf.  As at December 31, 2006, the Company realized losses of $389,365 on the sale of these marketable securities, incurred interest expenses in the amount of $37,311, realized investment income in the amount of $6,766 and the remaining funds were returned to the Company in cash (note 15) and 276,545 of Company's common shares returned to the Treasury for cancellation (note 10).

12.

Income Taxes

The Company's income tax provision (recovery) has been calculated as follows:

	2007	2006

Loss before income taxes	$(10,502,741)	$(8,638,233)
Deferred: Expected income tax recovery at the combined average statutory rates of 31.18%
(2006 - 32.79%)	(3,274,618)	(2,832,385)
Other	-	(54,752)
Change in valuation allowance	3,274,618	2,887,137

Provision for income taxes	$-	$-

The following summarizes the principal temporary differences and related future tax effect:
	2007	2006

Losses carried forward	$6,808,516	$3,810,828
Valuation allowance	(6,808,516)	(3,810,828)

Deferred income tax asset	$-	$-

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward.

Potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The Company has accumulated approximately $21,700,000 of taxable losses, which may be used to offset future federal taxable income. The utilization of the losses expires in years 2015 to 2027.

The Company's tax returns are subject to audit and potential reassessment by taxation authorities. Although the Company believes that it has adequately provided for current and future income taxes based on the information available, the outcome of audits cannot be reasonably determined and the potential impact on the financial statements is not determinable.

The Tax Reform Act of 1986 (Internal Revenue Code) imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change", as defined by the Internal Revenue Code. Federal and State net operating losses are subject to limitations as a result of these restrictions. Under such circumstances, the Company's ability to utilize its net operating losses against future income may be reduced.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

13.

Statements of Cash Flows Supplemental Disclosures

For the year ended December 31, 2007, stock based compensations amounted to $6,829,050 (2006 - $9,003,100). These amounts are included in the consolidated financial statements as follows:

	2007	2006

Mineral rights (note 8)	$2,660,000	$4,728,745

Paid-in capital – share issuance costs	$-	$28,237

Current portion of deferred expenses	$1,354,283	$599,957

Deferred expenses	$531,727	$463,606

Statement of operations (stock-based compensation expensed)	$3,346,603	$3,182,555

For the year ended December 31, 2007, there were no cash payments for income taxes.  Cash payments for interest expense amounted to $15,924 (2006 - $36,517).

14.

Litigation

The Company is not aware of any pending actions or litigation arising from current or past environmental practices that are likely to have a material adverse impact on its financial position.  In the normal course of its operations, the Company has been or, from time to time, may be named in legal actions seeking monetary damages. While the outcome of these matters cannot be estimated with certainty, management does not expect that they will have a material effect on the Company's business or financial condition or results of operations.

15.

Commitments and Contingencies

a) On May 15, 2006, the Company entered into a trust arrangement with Travellers International Inc., an investment and merchant banking firm ("TII"), for the deposit by the Company of $1 Million (the "Funds") for the purpose of investing the Funds on behalf of the Company.  The trust arrangement was evidenced by a Declaration of Trust dated August 16, 2006. The Company had received proceeds of an equity financing to be used towards the Company's obligations in Mexico and China over the next several months.  In the meantime, the Company decided to invest a portion of the financing proceeds for the purpose of obtaining a return on the proceeds invested.

Marc Hazout has served as Chief Executive Officer and President of the Company since June 1, 2002.

Mr. Hazout has served as a director of the Company since June 1, 2002, and has served as the sole director of the Company since September 21, 2002. As of March 30, 2007, Mr. Hazout beneficially owned 28% of the shares of the common stock of the Company ("Company Shares").

Mr. Hazout has served as the Chief Executive Officer, President and sole director of TII since June 25, 1998. As of December 31, 2006, Mr. Hazout beneficially owned 100% of the shares of the capital stock of TII.

For purposes of convenience, Mr. Hazout directed the investment by TII of the Funds, through TII's brokerage account at Union Securities Ltd.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

15.

Commitments and Contingencies (cont'd)

Between May 2006 and December 31, 2006, Mr. Hazout directed TII to utilize a margin of $2 million and the cash received in trust of $1 million to effect the following transactions:

i.

Purchase 51,500 shares of Qualcomm Incorporated for an aggregate purchase price $2,262,978 and sell 51,500 shares of Qualcomm at an aggregate sale price of $1,878,504, to hold nil shares of Qualcomm as at December 31, 2006;

ii.

Purchase 2,500 iShares Silver Trust exchange-traded fund ("ETF") shares at an aggregate purchase price of $303,635 and sell 2,500 ETF shares at an aggregate sale price of $308,379, to hold nil ETF shares as at December 31, 2006;

iii.

Purchase 276,545 of the Company's shares at an aggregate purchase price of $392,830 with a fair market value of $580,745 as at December 31, 2006; and

iv.

Purchase 50,000 shares of First Majestic Resource Corp. at an aggregate purchase price of $160,562 and sell 50,000 shares of First Majestic Resource Corp. at an aggregate sale price of $154,525, to hold nil First Majestic Resource Corp. shares as at December 31, 2006.

Of the $1 Million which TII had been provided in trust, $187,000 was returned to the Company.  Neither Mr. Hazout, nor TII received any fees or commissions as a result of TII's trusteeship as described herein.

b) On April 1, 2007, the Company entered into a five year lease agreement for office space with an option to renew for an additional five years. The future minimum commitment under the lease obligations for office premises are as follows:

2008	$ 47,272
2009	51,212
2010	52,525
2011	52,525
2012	13,131

In addition, the Company is required to pay its proportionate share of realty taxes and certain other occupancy costs under the terms of the lease.

c)  On December 28, 2007, a subsidiary of the Company entered into an agreement to fund a scientific research project in China for approximately $400,000 payable over a three year period commencing January 1, 2008.

16.

Subsequent Events

On January 18, 2008 the Company engaged the services of a consultant for a term of twelve months and issued 100,000 options, for a fair value of $43,460, to purchase one common share per option of the Company at an exercise price of $0.62 at any time within three years from the date of the agreement.

On February 26, 2008 the Company issued 30,000 share purchase warrants to an individual for services rendered in connection with a private placement, for a fair value of $8,900. The warrants are exercisable at any time during a two year period from February 26, 2008 to purchase 30,000 shares at $0.60 per share.

On February 27, 2008 the Company closed a private placement totaling 120,000 units at $0.50 per unit for gross proceeds of $60,000. Each unit consists of one common share and one one-half $0.60 per share purchase warrant exercisable within a two year period from the date of the closing of the private placement.

On February 28, 2008 the Company issued 333,333 shares of the Company's restricted common stock to a company in settlement of a Preliminary Injunction. As part of the settlement, the per share purchase price of each of the 250,000 Class A and 250,000 Class B warrants held by the company were reduced to $0.60 from $2.00 and $5.00, respectively. $165,000 was accrued to subscriptions payable at December 31, 2007 and was treated as a capital transaction with a redemption to additional paid-in capital.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

17.

Financial Instruments

Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from the financial instruments. The fair value of the financial instruments approximates their carrying values, unless otherwise noted.

The carrying amount of cash and cash equivilents, other receivables, accounts payables, and accrued liabilities, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Financial risk is the risk that the Company's earnings are subject to fluctuations in interest risk or currency risk and are fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

Concentration of Credit Risk

SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance-sheet risk and credit risk concentration. The Company does not have significant off-balance-sheet risk or credit concentration. The Company maintains cash and short-term investments with major financial institutions. From time to time, the Company has funds on deposit with commercial banks that exceed federally insured limits. Management does not consider this to be a significant credit risk as these banks and financial institutions are well-known.

Currency Risk

While the reporting currency is the USD, approximately 35% of consolidated costs and expenses for the year ended December 31, 2007 (2006 – 18%) are denominated in RMB and MXN. As at December 31, 2007, 15% (2006 – 15%) of the assets and 35% (2006 – 61%) of the liabilities are denominated in RMB and MXN. The Company is exposed to foreign exchange risk as the results of operations may be affected by fluctuations in the exchange rates between the USD, RMB and the MXN.

The Company has not entered into any hedging transactions in an effort to reduce the exposure to currency risk.

18.

Segmented Information

As of December 31, 2007	Corporate	China	Mexico	Total

Mineral Rights	-	$6,131,052	$2,945,895	$9,076,897

Total Assets	$2,299,386	$6,571,700	$3,386,685	$12,197,771

As of December 31, 2006

Mineral Rights	-	$3,471,052	$2,845,845	$6,316,897

Total Assets	$4,154,864	$3,842,967	$3,273,356	$11,271,187

Year Ended December 31, 2007	Corporate	China	Mexico	Total

Revenues	-	-	-	-

Amortization	30,000	$1,557,916	$1,470,343	$3,012,981

Net Loss Before Income Tax	$6,489,530	$1,948,577	$1,940,768	$10,502,741

Year Ended December 31, 2006

Revenues	-	-	-	-

Amortization	$313,278	$1,031,634	$881,784	$2,226,696

Net Loss Before Income Tax	$6,165,133	$1,352,538	$1,120,562	$8,638,233

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

19.

Restatement of Previously Issued Consolidated Financial Statements

In 2007, the Company became aware of accounting errors affecting the previously issued year end consolidated financial statements.  The Company determined that it had expensed in error, a deposit towards improvements to the leased premises that it currently occupies, in the amount of $153,552 during the year ended December 31, 2006. The Company also determined that it had misallocated prepaid share subscriptions in the amount of $449,000 to General and Administrative expenses due to incorrect cut-off procedures.

As a result, the Company is retroactively restating the previously issued consolidated financial statements for the year ended December 31, 2006.

The effect on the consolidated statement of operations and the consolidated balance sheet for the year ended December 31, 2006 is as follows:

	As
	Previously
	Reported	Change	Restated
Consolidated Statement of Operations

Net loss for the year ended December 31, 2006	$(8,396,760)	$(295,448)	$(8,692,208)

Net loss per common share - basic and diluted for the year ended	$(0.17)	$(0.00)	$(0.17)

Net loss for the cumulative period ended December 31, 2006	$(11,519,165)	$(295,448)	$(11,814,613)

Consolidated Balance Sheet

Other receivables	$398,323	$153,552	$551,875

Deficit accumulated during the exploration stage	$(11,519,165)	$(295,448)	$(11,814,613)

Additional paid-in capital	$22,040,068	$320,525	$22,360,593

Stock subscriptions	$320,525	$128,475	$449,000